EXHIBIT 8.1

[LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]

May 21, 2004

Sorrento Networks Corporation

9990 Mesa Rim Road

San Diego, California 92121

We are acting as counsel to Sorrento Networks Corporation, a Delaware corporation (“Sorrento”) in connection with an Agreement and Plan of Merger, dated April 22, 2004 (the “Merger Agreement”), among Sorrento, Zhone Technologies, Inc. (“Zhone”), a Delaware corporation and Selene Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Zhone (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will merge with and into Sorrento with Sorrento surviving as a wholly-owned subsidiary of Zhone (the “Merger”). You have asked us to provide this opinion in connection with the Registration Statement on Form S-4 filed by Zhone with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the Merger (the “Registration Statement”).

We hereby confirm to you that the discussion in the Registration Statement under the caption “THE MERGER –United States Federal Income Tax Consequences of the Merger” to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations stated therein, is accurate in all material respects. In giving this opinion, we have relied upon the accuracy and completeness of the other statements contained in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/    STRADLING YOCCA CARLSON & RAUTH